Exhibit 99.4

FORM OF NOTICE OF WITHDRAWAL

DIAGEO PLC

DIAGEO CAPITAL PLC

Offer To Exchange

Up to $1,000,000,000 aggregate principal amount of 7.375% Notes due 2014

(CUSIP No. 25243Y AN9)

for

Notes due 2020

Pursuant to the Prospectus dated 14 April 2010

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON 12 MAY 2010, UNLESS EXTENDED (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE EXPIRATION DATE).

The undersigned acknowledges receipt of prospectus dated 14 April 2010 (as the same may be amended, supplemented or modified from time to time, the Prospectus), relating to the offer (the Exchange Offer) of Diageo plc (Diageo) and Diageo Capital plc (Diageo Capital) to exchange up to $1,000,000,000 aggregate principal amount of the 7.375% Notes due 2014 issued by Diageo Capital and guaranteed by Diageo (the Old Notes) for Notes issued by Diageo Capital and guaranteed by Diageo due 2020 (the New Notes) plus cash consideration, upon the terms and subject to the conditions described in the Prospectus.  All withdrawals of Old Notes previously tendered in the Exchange Offer must comply with the procedures described in the Prospectus under “The Exchange Offer—Withdrawal of Tenders.”

Holders who tender Old Notes on or prior to 5:00 p.m., New York City time, on 27 April 2010, unless extended (such date and time, as it may be extended, the Early Exchange Date), validly withdraw the tender and subsequently validly re-tender such notes after the Early Exchange Date but before the Expiration Date will not receive the Early Exchange Premium $50 per $1,000 principal amount of Old Notes accepted for exchange.

Capitalized terms not defined herein have the meaning ascribed to them in the Prospectus.

The undersigned has identified in the table below the Old Notes that it is withdrawing from the Exchange Offer:

Description of Old Notes to be Withdrawn:

Number of Old Notes to be withdrawn:

Date(s) such Old Notes were tendered:

TOTAL PRINCIPAL AMOUNT OF OLD NOTES WITHDRAWN:

*If any Old Notes were tendered through The Depository Trust Company (DTC), please provide the DTC Participant Number. This form should be used for withdrawals of Old Notes delivered through DTC only if the undersigned needs to withdraw Old Notes on the final day of the Exchange Offer and withdrawal through DTC is no longer available.  Otherwise, the DTC form of withdrawal should be used for such Old Notes.

You may transmit this Notice of Withdrawal to the Exchange Agent, Global Bondholder Services Corporation, at the address listed on the back of the Prospectus.

This notice of withdrawal must be signed below by the registered holder(s) of the Old Notes tendered as its or their names appear on the certificate(s) or on a security position listing or by person(s) authorized to become registered holder(s) by endorsements and documents transmitted with the letter of transmittal used to tender such Old Notes. If signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer or other person acting in a fiduciary or representative capacity, please set forth the full title of such persons.

Name(s):

Account Number(s):

Signature(s):

Capacity (full title):

Address (including Zip Code):

Area Code and Telephone Number:

Tax Identification or Social Security No.:

Dated:

DTC Participant Number (applicable for Old Notes tendered through DTC only)

All questions as to the form of all documents and the validity (including time of receipt) and acceptance of tenders and withdrawals of Old Notes will be determined by Diageo and Diageo Capital, in their sole discretion, which determination shall be final and binding. None of Diageo, Diageo Capital, the Exchange Agent, the Information Agent, the Dealer Managers or any other person, nor any of their directors or officers, is under any duty to give notification of any defects or irregularities in the tender of any Old Notes or will incur any liability for failure to give such notification.